UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

NETMANAGE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NetManage, Inc. 20883 Stevens Creek Blvd. Cupertino, CA 95014

Zvi Alon Chairman of the Board, President & Chief Executive Officer

April 26, 2005

Dear Fellow Stockholder:

We cordially invite you to attend NetManage’s Annual Meeting of Stockholders, which will be held at our corporate headquarters, 20883 Stevens Creek Blvd., Cupertino, CA 95014 on Wednesday, June 15, 2005 at 9:00 a.m. Pacific Daylight Time. The formal Notice of Annual Meeting of Stockholders and Proxy Statement are attached.

At this year’s Annual Meeting, stockholders will be asked to:

•	elect two directors;

•	ratify the appointment of Deloitte & Touche LLP to serve as our independent accountants for the fiscal year ending December 31, 2005;

•	approve an amendment to our 1999 Non-statutory Stock Option Plan, and

•	conduct any other business that may properly come before the meeting.

Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to complete, sign, date and promptly return the attached Proxy in the enclosed postage-paid envelope. Returning your completed Proxy will ensure your representation at the Annual Meeting.

We look forward to seeing you on June 15, 2005.

Zvi Alon

Chairman of the Board, President and

Chief Executive Officer

NETMANAGE, INC.

20883 Stevens Creek Boulevard

Cupertino, California 95014

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 15, 2005

To the Stockholders of NetManage, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of NetManage, Inc., a Delaware corporation, will be held on Wednesday, June 15, 2005 at 9:00 a.m., Pacific Daylight Time, located at our corporate headquarters at 20883 Stevens Creek Blvd, Cupertino, California 95014, for the following purposes:

1.	To elect two directors to hold office until the Annual Meeting of Stockholders in the year 2008;

2.	To ratify the selection of Deloitte & Touche LLP as our independent accountants for the fiscal year ending December 31, 2005;

3.	To approve an amendment to our 1999 Non-statutory Stock Option Plan (the “1999 Plan”) to increase the number of shares reserved for issuance under the 1999 Plan by 300,000 shares and the extension of the term of the 1999 Plan to October 25, 2015, and

4.	To conduct such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice.

The Board of Directors has fixed the close of business on April 18, 2005 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or at any adjournment or postponement thereof.

The attached proxy statement and attached form of proxy are being distributed to stockholders on or about April 26, 2005.

By Order of the Board of Directors

MICHAEL R. PECKHAM

Corporate Secretary

Cupertino, California

April 26, 2005

All stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the Annual Meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend. Please note, however, that if a broker, bank or other nominee holds your shares of record and you wish to vote at the Annual Meeting, you must obtain from the record holder a proxy issued in your name.

QUESTIONS AND ANSWERS ABOUT VOTING

Q:	Why did you send me this proxy statement?

A:	This proxy statement is being sent to you because NetManage’s Board of Directors is soliciting your proxy to vote at the 2005 Annual Meeting of Stockholders. This proxy statement summarizes the information you need to know to vote on an informed basis on the matters to be voted on at the Annual Meeting. Stockholders of record as of the close of business on April 18, 2005 are entitled to vote. This proxy statement is being sent on or about April 26, 2005 to those persons who are entitled to vote at the Annual Meeting.

Q:	How many votes do I have?

A:	Each share of NetManage common stock that you own entitles you to one vote.

Q:	How do I vote?

A:	You can vote on matters presented at the Annual Meeting in one of the following ways:

1.	You can vote by filling out, signing and dating your proxy card and returning it in the enclosed envelope;

2.	You can attend the Annual Meeting and vote in person;

3.	You can vote by telephone by calling the number shown on the proxy card, or

4.	You can vote online at www.proxyvote.com. If you hold your stock through a bank, broker or another holder of record, refer to the information provided by that entity for instructions on how to elect this option.

Q:	How do I vote by proxy?

A:	If you properly fill out your proxy card and send it to us in time to vote, your shares will be voted as you have directed for all proposals. If you sign and return your proxy card, but do not specify a choice, the shares represented by your proxy card will be voted for the election of all nominees and for the ratification of the appointment of Deloitte & Touche LLP as NetManage’s independent accountants for the 2005 fiscal year. In regards, to the approval of the Amendment of our 1999 Non-statutory Stock Option Plan, if you have returned a valid proxy, but abstain from voting, your proxy will have the effect as a vote against the proposal.

Whether or not you plan to attend the Annual Meeting, we urge you to complete, sign, date and return your proxy card in the enclosed envelope. Returning the proxy card will not affect your right to attend the Annual Meeting and vote in person. You may revoke your proxy and change your vote at any time before the voting begins on any proposal.

Q:	How do I vote in person?

A:	If you attend the Annual Meeting, we will give you a ballot when you arrive.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

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Q:	Can I change my vote or revoke my proxy after I have mailed my proxy card?

A:	You can change your vote at any time before your proxy is voted at the Annual Meeting. You can do this in a number of ways. First, you can send a written notice to the Corporate Secretary of NetManage at our corporate headquarters stating that you would like to revoke your proxy and you can complete and submit a new proxy card with a later date. Second, you can attend the Annual Meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy; you must specifically revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions you received from your broker to change your vote.

Q:	Will there be any matters voted upon at the Annual Meeting other than those specified in the Notice of Annual Meeting?

A:	NetManage management does not know of any matters other than those discussed in this proxy statement that will be presented at the Annual Meeting. If other matters are properly brought before the meeting and NetManage does not have notice of these matters a reasonable time prior to the Annual Meeting, all proxies will be voted in accordance with the recommendations of NetManage management.

Q:	How are votes counted?

A:	Stockholders of record of NetManage common stock as of the close of business on April 18, 2005 are entitled to vote at the Annual Meeting. As of April 18, 2005, there were 9,233,822 shares of common stock outstanding. The presence in person, or by proxy, of a majority of the outstanding shares of common stock will constitute a quorum for the transaction of business. Each share of common stock is entitled to one vote on each matter to come before the Annual Meeting.

Under Delaware law, if you have returned a valid proxy or attend the meeting in person, but abstain from voting, your stock will nevertheless be treated as present and entitled to vote. Your stock therefore will be counted in determining the existence of a quorum and, even though you have abstained from voting, will have the effect of a vote against any matter requiring the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting, such as the ratification of the appointment of Deloitte & Touche LLP as NetManage’s independent accountants for the 2005 fiscal year.

Under Delaware law, “broker non-votes” are also counted for purposes of determining whether a quorum is present, but are not counted in determining whether a matter requiring a majority of the shares present and entitled to vote has been approved or whether a plurality of the vote of the shares present and entitled to vote has been cast. Broker non-votes occur when a person holding shares in a street name, meaning through a bank or brokerage account, does not provide instructions as to how such shares should be voted and the bank or broker does not exercise discretion to vote those shares.

Q:	How are proxies being solicited and who pays for the solicitation of proxies?

A:	Initially, NetManage will solicit proxies by mail. NetManage directors, officers and employees may also solicit proxies in person or by telephone without additional compensation. In addition, we may retain the services of Morrow & Co., Inc., or another proxy solicitation firm, to assist in the solicitation of proxies. NetManage will pay all expenses of solicitation of proxies.

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NETMANAGE, INC.

20883 Stevens Creek Boulevard

Cupertino, California 95014

PROXY STATEMENT

FOR 2005 ANNUAL MEETING OF STOCKHOLDERS

June 15, 2005

General

The enclosed proxy is solicited on behalf of the Board of Directors (the “Board of Directors”, or the “Board”) of NetManage, Inc., a Delaware corporation (“NetManage”, the “Company”, “we”, “our” and “us” collectively), for use at our Annual Meeting of Stockholders to be held on Wednesday June 15, 2005 at 9:00 a.m., Pacific Daylight Time (the “Annual Meeting”), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Meeting. The Annual Meeting will be held at our corporate headquarters located at 20883 Stevens Creek Boulevard, Cupertino, California 95014. The mailing address of the principal executive officers of NetManage, Zvi Alon (the Principal Executive Officer) and Michael Peckham (the Principal Financial and Accounting Officer), is also 20883 Stevens Creek Boulevard, Cupertino, California 95014. This proxy statement and the accompanying proxy card are being mailed on or around April 26, 2005 to all stockholders entitled to notice of and to vote at the Annual Meeting as of the record date of April 18, 2005.

NetManage’s Annual Report for the year ended December 31, 2004 is enclosed with this proxy statement.

Voting Rights and Outstanding Shares

Stockholders of record at the close of business on April 18, 2005 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting. We have two classes of authorized capital stock, designated Common Stock, par value $0.01 per share (the “Common Stock”) and Preferred Stock, par value $0.01 per share (the “Preferred Stock”). At the close of business on the Record Date, we had 9,233,822 shares of Common Stock and no shares of Preferred Stock, outstanding and entitled to vote.

Each holder of record of Common Stock at the close of business on the Record Date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. All votes cast at the Annual Meeting, in person or by proxy, will be tabulated by an inspector of elections appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

As of the Record Date, our directors and Named Executive Officers as a group beneficially owned 2,056,487 shares (approximately 22.27% of the outstanding Common Stock) and, although they do not have a formal written agreement, they have indicated their intention to vote all of their shares, over which they have voting control, in favor of the proposals described in the accompanying Notice of Meeting.

Revocability of Proxies

Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. A stockholder may revoke a proxy by: (i) filing with the Company’s Secretary at our principal executive office, located at 20883 Stevens Creek Boulevard, Cupertino, California 95014, a written notice of revocation or a duly executed proxy bearing a later date; (ii) by submitting a new vote bearing a later date either by telephone or by voting online (only your last telephone vote or Internet proxy is counted), or (iii) attending the Annual Meeting and informing the Secretary in writing that such stockholder wishes to vote in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

Solicitation

We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing, and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our Common Stock, beneficially owned by others, to forward to such beneficial owners. We may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to those beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone or personal solicitation by our directors, officers or other regular employees. No additional compensation will be paid to these individuals for those services, but they may be reimbursed for their out-of-pocket expenses.

In addition, we may retain the services of Morrow & Co., Inc., or another proxy solicitation firm, to assist in the solicitation of proxies. If such services are retained Morrow & Co., or another proxy solicitation firm, will receive an anticipated fee from us of approximately $7,500 plus out-of-pocket expenses. Except as described above, we do not presently intend to solicit proxies other than by mail.

Quorum; Abstentions; Broker Non-Votes

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector who will be an employee of the Company. The Inspector will also determine whether or not a quorum is present. Except in certain specific circumstances as described herein under certain of the proposals, the affirmative vote of a majority of shares present in person or represented by proxy at a duly held meeting at which a quorum is present is required for approval of proposals presented to stockholders. The presence at the Annual Meeting, either in person or by proxy, of holders of shares of outstanding Common Stock entitled to vote and representing a majority of the voting power of such shares shall constitute a quorum for the transaction of business at the Annual Meeting.

The Inspector will treat shares that are voted “WITHHELD” or “ABSTAIN” as being present and entitled to vote for purposes of determining the presence of a quorum but will not treat such shares as votes in favor of approving any matter submitted to the stockholders for a vote. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, the shares will be voted for: (i) the election of the nominees for directors set forth herein; (ii) the ratification of Deloitte & Touche LLP as our independent accountants for the fiscal year ending December 31, 2005; (iii) to approve an amendment to our 1999 Non-statutory Stock Option Plan, and (iv) at the discretion of the proxy holders, as to such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

If you do not provide voting instructions to your broker and the broker has indicated on the proxy card that it does not have discretionary authority to vote on a particular proposal, your shares will be considered “broker non-votes” with regard to that matter. Broker non-votes will be considered as represented for purposes of determining a quorum but will not be considered as entitled to vote with respect to that proposal. Broker non-votes are not counted in the tabulation of the voting results with respect to the election of directors or for purposes of determining the number of votes cast with respect to a particular proposal. Thus, a broker non-vote will make a quorum more readily obtainable, but the broker non-vote will not otherwise affect the outcome of the vote on a proposal that requires a plurality of the votes cast (such as the election of a candidate for director) or a majority of the votes cast (such as the ratification of an independent accountant or the amendment of a stock option plan).

Deadline for Receipt of Stockholder Proposals

Proposals of stockholders that are intended to be presented at the 2006 annual meeting of stockholders must be received in writing by the Company’s Secretary at our principal executive offices, located at 20883 Stevens Creek Boulevard, Cupertino, California 95014, no later than December 23, 2005 in order to be considered for possible inclusion in the proxy statement and form of proxy relating to the 2006 annual meeting of stockholders.

If a stockholder intends to submit a proposal at our 2006 annual meeting of stockholders which is not eligible for inclusion in the proxy statement relating to the meeting, or the stockholder fails to give us notice in accordance with the requirements set forth in the Securities Exchange Act of 1934, as amended, on or before December 23, 2005, then the proxy holders will be allowed to use their discretionary authority when and if the proposal is raised at our 2006 annual meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Certificate of Incorporation and Bylaws provide that our Board of Directors shall be divided into three classes, with each class consisting, as nearly as possible, of one-third of the total number of directors and with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors who are independent acting in accordance with the Nominating Policy. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the Board) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified.

The Board of Directors is presently composed of six members. There are two directors in the class to be elected at this Annual Meeting, Mr. Uzia Galil and Mr. Darrell Miller, (each a “Nominee” and collectively “the Nominees”), each of whom is an existing director whose term of office expires at the Annual Meeting and each of whom has been nominated in accordance with the Nominating Policy. If elected at the Annual Meeting, Mr. Galil and Mr. Miller would each serve until the 2008 Annual Meeting of stockholders and until his successor is elected and has been qualified, or until his earlier death, resignation or removal. The Board has determined that a majority of the directors are “independent” as that term is defined in Rule 4200(a) of the listing standards of the National Association of Securities Dealers, and that, specifically Messrs. John Bosch, Uzia Galil, Darrell Miller and Abraham Ostrovsky are “independent,” as that term is defined in Rule 4200(a) of the listing standards of the National Association of Securities Dealers. There are no current family relationships between or among any of our directors or executive officers, however, Mr. Uzia Galil is the former father-in-law of Mr. Zvi Alon, the Chairman of the Board of Directors, President, and Chief Executive Officer of NetManage. Stock ownership information is shown under the heading of “Security Ownership of Certain Beneficial Owners and Management” and is based upon information furnished by respective individuals.

Information regarding our director nominees, and our directors not subject to reelection, at the Annual Meeting is set forth below:

Name	Age	Position
Zvi Alon	53	Chairman of the Board, Director, President and CEO
John Bosch (1)(2)(3)	70	Director
Uzia Galil (3)	80	Director
Dr. Shelley Harrison	62	Director
Darrell Miller (1)(2)	58	Director
Abraham Ostrovsky (2)(3)	62	Director

(1)	Member of the Option Committee.
(2)	Member of the Audit Committee.
(3)	Member of the Compensation Committee.

Vote Required

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting. Abstentions and broker non-votes will not have any effect on the outcome of the vote on the election of directors. Shares of Common Stock may not be voted cumulatively with respect to the election of directors.

IF NO INSTRUCTIONS ARE INDICATED IN THE PROXIES, SHARES OF COMMON STOCK REPRESENTED BY PROPERLY EXECUTED PROXIES WILL BE VOTED, IF AUTHORITY TO DO SO IS NOT WITHHELD, FOR THE ELECTION OF THE NOMINEES. If either Nominee should be unavailable for election as a result of an unexpected occurrence, the proxy holders will vote such shares for the election of any substitute nominee as we may propose. Each of the Nominees has agreed to serve if elected, and we have no reason to believe that the Nominees will be unable to serve.

Set forth below is biographical information for each Nominee and each person whose term of office as a director will continue after the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR

OF THE NAMED NOMINEES.

Nominees for Election for a Three-Year Term Expiring at the 2008 Annual Meeting

Uzia Galil, age 80, has been a director of NetManage since its inception in 1990. Mr. Galil currently serves as President and Chief Executive Officer of Uzia Initiatives and Management Ltd., a company specializing in the promotion and nurturing of new businesses associated with mobile communication, innovative consumer electronics and medical informatics which he founded in November 1999. From 1962 until October 1999, Mr. Galil served as President, Chief Executive Officer, and has also served as Chairman of the Board of Directors of Elron Electronic Industries Ltd., or Elron, an Israeli high technology holding company. From January 1981 until November 1999, Mr. Galil also served as Chairman of the Board of Directors of Elbit Ltd., an electronic communication affiliate of Elron, and as a member of the Boards of Directors of Elbit Systems Ltd., a defense electronics affiliate of Elron, and all other private companies held in the Elron portfolio. Mr. Galil currently serves as a member of the Board of Directors of Orbotech Ltd, which makes automated optical inspection and computer aided manufacturing systems for printed circuit boards, flat panel displays, integrated circuit packaging, and electronics assemblies; Partner Communications Co. Ltd, which operates the GSM network in Israel, using the Orange brand name; and is currently Chairman of the Board of Zoran Corporation, a provider of digital solutions-on-a-chip in the consumer electronics market. Mr. Galil holds an M.S. in Electrical Engineering from Purdue University and a B.S. from the Technion-Israel Institute of Technology in Haifa, Israel. From 1980 to 1990, Mr. Galil served as Chairman of the International Board of Governors of the Technion. Mr. Galil has also been awarded an honorary doctorate in technical sciences by the Technion in recognition of his contribution to the development of science-based industries in Israel, an honorary doctorate in philosophy by the Weizmann Institute of Science, an honorary doctorate in engineering by Polytechnic University, New York, and an honorary doctorate from the Ben-Gurion University of the Negev in Israel, as well as the Solomon Bublick Prize Laureate from the Hebrew University of Jerusalem. Mr. Galil is also a recipient of the Israel Prize for his contribution to the development of Israel’s hi-tech industry. Mr. Galil is the former father-in-law of Zvi Alon, the Chairman of the Board of Directors, President, and Chief Executive Officer of NetManage.

Darrell Miller, age 58, has served as a director of NetManage since 1993 and served as Executive Vice President, Corporate Strategic Marketing for NetManage from December 1994 to February 1996, at which time he retired. From 1987 to 1992, Mr. Miller was employed by Novell, Inc., a computer network company, in numerous positions including Executive Vice President responsible for strategic and marketing operations and Executive Vice President responsible for product development. From 1984 to 1987, Mr. Miller acted as the Director of Marketing for Ungermann-Bass, a manufacturer of networking equipment. Mr. Miller also serves on the Board of Directors of Xpoint Technologies, Inc., a developer of fault tolerant software. Mr. Miller is a graduate of the University of Denver where he received a B.S. in business administration.

Directors continuing in office until the 2006 Annual Meeting

Zvi Alon, age 53, is the founder of NetManage, Inc. and has served as our Chairman of the Board, President and Chief Executive Officer since our formation in 1990. From 1986 to 1989, Mr. Alon was the President of Halley Systems, a manufacturer of networking equipment including bridges and routers. He also has served as Manager, Standard Product Line at Sytek, Inc., a networking company, and Manager of the Strategic Business

Group for Architecture, Graphics and Data Communications at Intel Corporation, a semiconductor manufacturer. Mr. Alon received a B.S. degree in electrical engineering from the Technion-Israel Institute of Technology in Haifa, Israel.

Abraham Ostrovsky, age 62, has served as a director of NetManage since January 1998. Mr. Ostrovsky served as the Chairman of the Board of Accelio (formerly Jetform) Corporation from June 1994 to April 2002, a provider of electronic forms and enterprise workflow products, and served as its Chief Executive Officer from 1992 to 1995. Mr. Ostrovsky also served as Chairman of the Board and Chief Executive Officer of Compressent Corporation, which develops and licenses color facsimile and communications software, from March 1996 to December 1997. Mr. Ostrovsky currently serves as non-executive Chairman of CenterBeam, Inc., an information technology outsourcing servicer, and a director of SEEC, Inc., an enterprise software provider. Mr. Ostrovsky served as Chairman of the Board of Directors of Digital Now, Inc., a developer of digital imaging technology and Internet-based activity for the photo processing industry, from 2000 to 2003. Digital Now, Inc. filed for bankruptcy in December 2001, but has since withdrawn its filing.

Directors continuing in office until the 2007 Annual Meeting

John Bosch, age 70, has served as a director of NetManage since December 1991. Currently, Mr. Bosch is a consultant. From November 1981 to December 1999, Mr. Bosch served as a general partner with Bay Partners, a venture capital firm. In 1976, he co-founded Cronus Precision Products, Inc., a digital timing company, and served as its President and Chief Executive Officer until 1981. In 1970, Mr. Bosch co-founded Anixter, Bosch and Russell, a consulting firm specializing in marketing and sales consulting for high technology companies and in technical venture analysis for the venture capital community. He is a graduate of the University of Southern California where he received a B.S. degree in mechanical engineering and an M.B.A. in International Trade.

Dr. Shelley A. Harrison, age 62, has served as a director of NetManage since July 1996. Dr. Harrison has served as Chairman of the Board of Directors of Spacehab, Inc. since 1993, a company that develops, owns and operates habitable modules and logistics supply services for the manned U.S. Space Shuttle missions, and from April 1996 to March 2003 was also the Chief Executive Officer. Dr. Harrison co-founded and served as the first Chief Executive Officer and Chairman of Symbol Technologies, Inc. from February 1973 to October 1982. Dr. Harrison is also a founder of the high-tech venture capital firms Harrison Enterprises, Inc., and PolyVentures I and II L.P., and Dr. Harrison currently serves as the Chairman of the Board of Directors of Harrison Enterprises, Inc., and member of the Board of SafeNet, Inc. Dr. Harrison received his B.S. in Electrical Engineering from New York University and received an M.S. and Ph.D. in Electrophysics from Polytechnic University. Dr. Harrison currently serves as a consultant to the Company as described under the Compensation of Directors section on page 7 of this proxy statement.

Board Committees and Meetings

During the fiscal year ended December 31, 2004, the Board of Directors held four meetings. Standing committees of the Board in 2004 included the Audit Committee, the Option Committee, and the Compensation Committee. During the fiscal year ended December 31, 2004, each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he served that were held during the period for which he was a director or committee member.

Audit Committee

The Audit Committee meets with our independent accountants at least quarterly to review the results of our quarterly financial reviews, our annual audit, and to discuss our financial statements. We certify that the Board adopted and approved an amended and restated charter for the Audit Committee on January 29, 2004, and that the Audit Committee has reviewed and reassessed the adequacy of the formal written charter on an annual basis. The charter gives the Audit Committee the authority and responsibility for the appointment, retention, compensation and oversight of our independent accountants, including pre-approval of all audit and non-audit services to be performed by our independent accountants. The Audit Committee charter has also been amended to give this committee broader authority to fulfill its obligations under the U.S. Securities and Exchange Commission (the “SEC”) and National Association of Securities Dealers (the “NASD”) requirements.

The Report of the Audit Committee is set forth beginning on page 26 of this proxy statement. The Audit Committee is currently composed of three non-employee directors: Messrs. Bosch, Miller, and Ostrovsky. The Audit Committee held four meetings during 2004. The Board has determined that all members of the Audit Committee are “independent” as that term is currently defined in Rule 4200 (a)(15) of the listing standards of the NASD. The Board of Directors has also determined that Mr. Ostrovsky meets the SEC criteria of an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K. Mr. Ostrovsky’s extensive background and experience includes serving as the chief executive officer of Accelio (formerly JetForm) Corporation where Mr. Ostrovsky actively supervised the company’s chief financial officer and participated extensively in dealing with accounting, auditing, and internal control and risk management issues.

Option Committee

The functions of the Option Committee are to review and recommend awards of stock options for approval by the Board of Directors under our stock option plans to employees and consultants who are not subject to Section 16 of the Exchange Act, and to recommend any changes or amendments to the Company’s stock option plans. The Option Committee currently consists of Messrs. Bosch and Miller, both of whom are independent non-employee directors. The Option Committee met twelve times during 2004.

Compensation Committee

The Report of the Compensation Committee is set forth beginning on page 23 of this proxy statement. The Compensation Committee reviews and approves specific compensation matters including the grant of options for the Chief Executive Officer, and all executive staff who report directly to the Chief Executive Officer as well as performing such other functions regarding compensation as the Board may delegate. The Board adopted and approved an amended and restated charter for the Compensation Committee on January 29, 2004. The Compensation Committee is currently composed of three independent non-employee directors: Messrs. Bosch, Galil, and Ostrovsky. Mr. Alon makes his recommendations to the Compensation Committee with respect to options and any repurchases under our stock option plans and the 1993 Employee Stock Purchase Plan, as amended, subject to Section 16 of the Exchange Act, for individuals other than the Chief Executive Officer. The Compensation Committee determines the terms of option grants (including the number of shares) for all such individuals. The Compensation Committee met twice during 2004.

Nominations of Candidates for Director

The Company does not currently have a nominating committee. The full Board of Directors, in consultation with the Company’s Chief Executive Officer, recommends candidates for election to the Company’s Board of Directors and from time to time reviews the appropriate skills and characteristics required of individual Board members in the context of the current make-up of the Board, including such factors as business experience, diversity, and personal skills in technology, finance, marketing, international business, financial reporting, corporate governance, and other areas that are expected to contribute to an effective Board, and therefore, the Company believes it is unnecessary to have a nominating committee. The Board adopted and approved the Company’s Nominating Policy on April 2, 2004. We have filed a copy of our Nominating Policy with the SEC as an exhibit to our April 16, 2003 Proxy Statement. The Nominating Policy provides guidelines to the Board of Directors of NetManage with the identification, evaluation and recommendation of nominees for the Company’s Board for each annual meeting and is designed to assist with the evaluation of the composition of the Company’s Board and its committees. The Board of Directors shall identify potential nominees by asking current directors and executive officers to notify the Board of Directors if they become aware of persons, meeting the criteria described above, who might serve on the Company’s board. The Board of Directors also, from time to time, may engage firms that specialize in identifying director candidates.

The Board of Directors also considers candidates recommended by stockholders for election as directors. Such recommendations should be sent to the Board in care of the Corporate Secretary at the Company’s headquarters, and should include information as to the candidate’s name, biographical data and qualifications.

Stockholder Communications with Directors

The Board of Directors welcomes communications from the Company’s stockholders. Any stockholder may communicate with either the Board as a whole, or with any individual director by sending a written communication in care of the Company’s Chief Executive Officer at the Company’s offices located at 20883 Stevens Creek Blvd, Cupertino, CA 95014. All such communications sent to the Company’s Chief Executive Officer will be forwarded to the Board, as a whole, or to the individual director to whom such communication was addressed.

The Company encourages, but does not require, the members of the Board to attend the annual meetings of stockholders and one or more members of the Board of Directors generally do attend the annual meetings. Messrs. Alon, Ostrovsky, Bosch, Miller and Dr. Harrison attended our annual meeting of stockholders held on May 26, 2004.

Compensation of Directors

Our non-employee directors currently receive a fixed sum of $20,000 in cash compensation per year, payable in quarterly installments, for service on the Board of Directors. In addition, the Chairman of the Audit Committee is paid $4,000 per year in cash compensation, the Chairman of the Compensation Committee is paid an additional $2,000 in cash compensation per year, and the Chairman of the Option Committee is paid an additional $1,000 in cash compensation per year. The designated audit committee financial expert receives an additional $4,000 in cash compensation per year. Non-employee directors may also be reimbursed for certain expenses in connection with attendance at Board and committee meetings. Employee directors do not receive separate compensation for their services on the Board of Directors, although service on the Board may be considered when establishing their compensation as employees.

Our non-employee directors are eligible to receive options under the 1993 Non-employee Directors’ Stock Option Plan, as amended and restated, (the “Directors’ Plan”) and under our 1992 Stock Option Plan, as amended and restated. A total of 200,000 shares of Common Stock have been reserved for issuance under the Directors’ Plan. Under the Directors’ Plan, each person that is elected for the first time as a director and who is not otherwise employed by us or our affiliates (a “Non-Employee Director”) is granted an option to purchase 16,000 shares of Common Stock upon the date of his or her election to the Board. At each annual meeting of stockholders, including this Annual Meeting, each person who is then a Non-Employee Director and has been a Non-Employee Director for at least three months is granted an option to purchase an additional 4,000 shares of Common Stock.

Pursuant to the Directors’ Plan, options to purchase 1,600 shares were granted on May 26, 2004, the date of our 2004 annual meeting of stockholders, to each of Messrs. Bosch, Galil, Miller, and Ostrovsky, at an exercise price of $6.75 per share. On June 25, 2003, options to purchase 2,400 shares were granted to each of Messrs. Bosch, Galil, Miller, and Ostrovsky at an exercise price of $2.75 per share. These options represent a one-time grant in lieu of the participation by these Non-Employee Directors in the voluntary stock option exchange program announced on May 26, 2003. Options to purchase 1,600 shares were granted on May 28, 2003, the date of our 2003 annual meeting of stockholders, to each of Messrs. Bosch, Galil, Miller, and Ostrovsky, at an exercise price of $1.92 per share. In addition, on the date of the 2005 annual meeting, each of Messrs. Bosch, Galil, Miller, and Ostrovsky, will receive an option grant of 4,000 shares at an exercise price equal to the closing price of our Common Stock on that date.

On May 28, 2003, the Company entered into an independent contractor services agreement with Dr. Shelley Harrison, a director of the Company, pursuant to which Dr. Harrison will receive compensation in consideration for consultancy and advisory services he is providing the Company over a two-year period. The terms of the agreement require the Company to pay Dr. Harrison a fixed fee of $138,000 per year, and a one time grant to Dr. Harrison of an option to purchase 150,000 total shares, inclusive of 3,200 shares Dr. Harrison was eligible to receive under the 1993 Directors Plan for 2003 and 2004 and 146,800 shares from the 1999 Plan, at an exercise price of $1.92 per share (which represents the quoted market price of the stock at the date of grant). The option vests on a monthly basis over the two-year term of the agreement. The option expires five years from the date of issuance. The fair value of the 146,800 options from the 1999 Plan was determined using the Black-Scholes option pricing model with the following assumptions: stock price $2.95–$6.45; no dividends; risk free interest rate of 2.00%–3.27%; volatility of 49%–100%; and a contractual life of five years. The fair value of the option is subject to change over the vesting period of the option based on changes in the underlying assumptions (variable award accounting). For the year ended December 31, 2004, the Company recorded approximately $505,000 as compensation expense under this agreement compared to approximately $158,000 recorded for the year ended December 31, 2003. Total non-cash compensation expense recorded under this agreement is approximately $663,000, based on an aggregate option fair value of $682,000. In connection with his entering into the agreement, Dr. Harrison resigned from the Company’s Audit Committee effective May 28, 2003. In 2004, the Company recorded total aggregate cash and non-cash compensation of $643,000 under General and Administrative expense in the Consolidated Statements of Operations relating to this agreement with Dr. Harrison.

Company Employee Code of Conduct

The Board has adopted a Code of Conduct that applies to the Company’s officers, directors and employees, including its principal executive, financial and accounting officers and persons performing similar functions. The Code of Conduct will be made available, without charge, upon written request made to the Corporate Secretary of the Company at its principal executive offices. In addition, it is also available on the Company’s website at www.netmanage.com. We have also filed a copy of the Code of Conduct with the SEC as an exhibit to our December 31, 2004 annual report on Form 10-K.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR

OF THE NAMED NOMINEES.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Upon the recommendation of the Audit Committee, the Board of Directors has selected Deloitte & Touche LLP as our independent accountants for the fiscal year ending December 31, 2005 and has further directed that management submit the selection of independent accountants for ratification by the stockholders at the Annual Meeting.

Deloitte & Touche LLP has audited our financial statements for the years ended December 31, 2004, 2003 and 2002. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

The following information describes the fees billed by Deloitte & Touche LLP to the Company for the fiscal years ended December 31, 2003 and 2004:

Fees Billed by Deloitte & Touche LLP during 2003 & 2004

The following fees were billed by Deloitte and Touche LLP the Company’s independent accountants, for services rendered in 2003 and 2004:

Fee Category	2003	2004
Audit Fees	$477,612		$411,574
Audit Related Fees	—	$	$ 5,625
Tax Fees	$96,643		$35,580
All Other Fees	$7,500		$17,454

Total Deloitte & Touche Fees	$581,755		$470,233

Audit Fees: Represent amounts billed by Deloitte and Touche LLP for the audit of our annual financial statements, reviews of SEC Forms 10-Q and Form 10-K and statutory audit requirements at certain non—U.S. locations. The aggregate fees billed to the Company by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”) represent fees for professional services rendered for the audit of the Company’s annual consolidated financial statements for the fiscal years ended December 31, 2003 and 2004 and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for 2003 and 2004 and consents and assistance with review of documents filed with the SEC.

Audit Related Fees: Deloitte & Touche provided no Audit Related Services during 2003. In 2004, Deloitte & Touche provided Audit Related Services relating to consultations concerning Sarbanes Oxley Rule 404 compliance.

Tax Fees: Fees billed to us by Deloitte & Touche for 2003 and 2004 are for international compliance, tax planning, and tax refund activity in domestic and international locations.

All Other Fees: The aggregate fees billed by Deloitte & Touche for services rendered to the Company, other than the services described above under “Audit Fees”, “Audit Related Fees”, and “Tax Fees”, for the fiscal year-ended December 31, 2004, included software fees, and support installation and training fees.

We did not engage Deloitte & Touche to provide services to us regarding financial information systems during 2003 or 2004.

Audit Committee’s Pre-Approval Policies and Procedures

The Audit Committee pre-approved all of the audit services provided by the independent accountants during the fiscal year 2004.

Audit Services and Fees: Annually, the Audit Committee will review and approve 100% of the audit services and estimated audit fees for the following year. The projections will be updated quarterly and the Audit Committee will consider and, if appropriate, pre-approve any amounts exceeding the original estimates.

Non-Audit Services and Fees: Annually, and otherwise as necessary, the Audit Committee will review and pre-approve 100% of the non-audit services and estimated audit fees for such services. For recurring services, such as tax compliance and statutory filings the Audit Committee will review and approve the services and estimated total fees for such matters by category and location of service. The projections will be updated quarterly and the Audit Committee will consider and, if appropriate, pre-approve any amounts exceeding the original estimates. For non-recurring services such as special tax projects, due diligence or other consulting, the Audit Committee will review and pre-approve the services and the estimated fees by individual project. The projections will be updated quarterly and the Audit Committee will pre-approve any amounts exceeding the original estimates.

Should an engagement need pre-approval before the next Committee meeting, authority to grant such approval is delegated to the Audit Committee Chairman (or if he were unavailable, another Audit Committee member). Such approval would be reviewed with the entire Audit Committee at the next meeting.

The Audit Committee has considered whether the provision of the services described under All Other Fees above is compatible with maintaining Deloitte & Touche’s independence and has determined that such services have not adversely affected Deloitte & Touche’s independence.

Stockholder ratification of the selection of Deloitte & Touche as our independent accountants is not required by our Bylaws or otherwise. However, the Board is submitting the selection of Deloitte & Touche to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board may direct the appointment of different independent accountants at any time during the year, if they determine that such a change would be in our best interests and those of our stockholders.

Vote Required

The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present and entitled to vote at the Annual Meeting, assuming a quorum is present, is necessary for approval of this proposal. Broker non-votes will have no effect on the outcome of this matter, since they will be considered as represented for purposes of determining a quorum but will not be considered as entitled to vote with respect to this proposal. Abstentions will be counted as present and entitled to vote at the Annual Meeting for purposes of this proposal and will therefore effectively count as votes against the proposal.

THE BOARD OF DIRECTORS RECOMMENDS STOCKHOLDERS VOTE FOR PROPOSAL 2.

PROPOSAL 3

APPROVAL OF AMENDMENT OF

THE 1999 NON-STATUTORY STOCK OPTION PLAN

The stockholders are being asked to approve an amendment of the Company’s 1999 Non-statutory Stock Option Plan (the “1999 Plan”), which will effect the following changes:

(i)	increase the number of shares of Common Stock available for issuance under the option plan by an additional 300,000 shares, and

(ii)	extend the term of the 1999 Plan to October 25, 2015.

The 1999 Plan was initially adopted by the Board of Directors on October 25, 1999, and amended and restated on April 19, 2002. The Company did not solicit stockholder approval of the 1999 Plan or that amendment and restatement. We have filed a copy of the 1999 Plan, as amended and restated on April 19, 2002 with the SEC as an exhibit to our May 16, 2003, Schedule TO. The Board approved the amendment as described herein on April 19, 2005, subject to stockholder approval at the Annual Meeting. Apart from the increase in the number of shares of Common Stock available for issuance under the 1999 Plan and the extension of the term of the 1999 Plan as described herein, no other changes are contemplated to the 1999 Plan at this time.

Stock options play a key role in our ability to recruit, reward and retain executives, key employees and consultants. Technology companies have historically used stock options as an important part of recruitment and retention packages. We compete directly with these technology companies for experienced executives and engineers and must be able to offer comparable packages to attract the caliber of individuals that we believe are necessary to provide the growth that stockholders desire. The 1999 Plan provides for the grant of options to eligible employees, directors and consultants to provide additional incentive to encourage their continued service to NetManage. Accordingly, at the Annual Meeting, the stockholders are being requested to consider and to approve the amendment to the 1999 Plan to increase the number of shares reserved for issuance thereunder by 300,000 shares, bringing the total number of shares reserved for issuance under the 1999 Plan to 871,429 shares of Common Stock. The Board does not have any specific current plans to utilize the additional shares of Common Stock that would become available under the 1999 Plan if this Proposal 3 is approved by our stockholders.

The following is a summary of the principal features of the 1999 Plan, as most recently amended, but without giving effect to the above amendments. This summary, however, does not purport to be a complete description of all the provisions of the 1999 Plan. Any stockholder who wishes to obtain a copy of the actual plan document may do so by written request to the Corporate Secretary at our principal offices in Cupertino, California.

Summary Description of the 1999 Plan

Administration. The 1999 Plan may be administered by our Board of Directors or by a committee of our Board. The Board of Directors or a committee thereof acting in such administrative capacity (the “Plan Administrator”) has complete discretion (subject to the provisions of the 1999 Plan and any applicable laws) to authorize option grants under the 1999 Plan. The term plan administrator, as used in this summary, will mean our Board of Directors, or any committee thereof, to the extent each such entity is acting within the scope of its administrative authority under the 1999 Plan.

Share Reserve. As of April 18, 2005, an aggregate of 571,429 shares of our Common Stock had been reserved for issuance over the ten (10) year term of the 1999 Plan. Should an option expire or terminate for any reason prior to exercise in full, the shares subject to the portion of the option not so exercised will be available for subsequent issuance under the 1999 Plan.

Changes in Capitalization. Subject to any required action by the stockholders of the Company, in the event any change is made to the outstanding shares of our Common Stock by reason of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares, or other change in corporate structure effected without the receipt of consideration, appropriate adjustments will be made to: (i) the maximum number and class of securities issuable under the 1999 Plan, and (ii) the number and class of securities and the exercise price per share in effect under each outstanding option, provided however that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration”.

Eligibility. Options may be granted to officers and employees in our employ, or in the employ of any parent or subsidiary company, to members of our Board of Directors, and to independent consultants who provide services to us, our parent, or subsidiary companies. As of April 18, 2005, there are approximately, 10 officers, 5 non-employee members of the Board of Directors, and 214 employees who are eligible to receive options under the 1999 Plan. However, not more than 50% of the shares authorized for issuance under the 1999 Plan may be issued pursuant to option grants made to our officers or the members of our Board of Directors.

Valuation. The fair market value per share of our Common Stock on any relevant date under the 1999 Plan will be the closing selling price per share on that date on the NASDAQ National Market or other such public market on which our shares are trading. On April 18, 2005, the closing selling price per share of our Common Stock was $5.79.

Price and Exercisability. Options may be granted under the 1999 Plan at an exercise price per share determined by the Plan Administrator, but in no event less than 100% of the fair market value per share of our Common Stock on the grant date. The granted options generally have a term of ten (10) years, or as otherwise determined by the Plan Administrator and as stated in the option agreement, subject to earlier termination upon the optionee’s cessation of service. The options will generally become exercisable in a series of installments over the optionee’s period of service with us or subsidiary companies. The exercise price may be paid in cash, in shares of our Common Stock or in such other form of consideration as determined by the Plan Administrator. Vested options may also be exercised through a same-day sale program pursuant to which a designated brokerage firm will effect an immediate sale of the shares purchased under the option and pay over to us, out of the sale proceeds available on the settlement date, sufficient funds to cover the exercise price for the purchased shares plus all applicable withholding taxes.

No optionee will have any stockholder rights with respect to the option shares until such optionee has exercised the option and paid the exercise price for the purchased shares. Options are generally not assignable or transferable other than by will or the laws of inheritance and, during the optionee’s lifetime, the option may be exercised only by such optionee. However, the Plan Administrator may allow Non-statutory options to be transferred or assigned during the optionee’s lifetime pursuant to terms and conditions deemed appropriate by the Plan Administrator.

Termination of Service. Upon cessation of service, the optionee will have a limited period of time in which to exercise his or her outstanding options for any shares for which those options are vested and exercisable at the time of such cessation of service. The Plan Administrator will have complete discretion to extend the period following the optionee’s cessation of service during which his or her outstanding options may be exercised and/or to accelerate the exercisability or vesting of such options in whole or in part. Such discretion may be exercised at any time while the options remain outstanding, whether before or after the optionee’s actual cessation of service. If on the date of termination, the optionee is not vested to his or her entire option, the shares covered by the unvested portion of the option shall revert back to the plan, and the option shall cease to be outstanding as to unvested shares. If after termination, the optionee does not within the time specified by the Plan Administrator exercise his or her option for vested shares subject to the option, then the option shall terminate with respect to those vested shares, and those shares shall revert to the plan.

Acceleration. In the event of: (i) a merger or consolidation in which we are not the surviving corporation; (ii) a reverse merger in which we are the surviving corporation but the shares of our Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other forms of property, or (iii) any other capital reorganization in which more than fifty percent (50%) of our outstanding voting shares are exchanged, then to the extent permitted by applicable law, each outstanding option under the 1999 Plan, will automatically vest on an accelerated basis and become exercisable for all of the option shares at least ten (10) days prior to the closing of such transaction, and all unvested shares issued under the 1999 Plan will immediately vest. Such options shall be terminated if not exercised prior to the closing of the transaction. In no event will any such accelerated vesting occur if the primary purpose of the transaction is to reincorporate us in another jurisdiction.

Amendment and Termination. The Board may amend or modify the 1999 Plan in any or all respects whatsoever, but no such amendment may adversely affect any outstanding option under the Plan without the holder’s consent. The Board may terminate the Option Plan at any time. If this proposal is not approved the Option Plan will terminate on October 25, 2009. If this proposal is approved the Option Plan will terminate on October 25, 2015.

Federal Income Tax Consequence of Awards under the 1999 Plan. Certain United States federal income tax consequences of the 1999 Plan are summarized in the following discussion which deals with the general federal income tax principles applicable to the 1999 Plan. This summary is based on the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), published guidance of the Internal Revenue Service (the “IRS”) and judicial authority, all of which are subject to change, possibly with retroactive effect. This summary is not intended to be exhaustive and, among other considerations, does not describe state, local, or international tax consequences.

Options granted under the 1999 Plan are Non-statutory options which are not intended to satisfy requirements of Section 422 of the Internal Revenue Code, therefore the following summary describes only certain United States federal income tax consequences to holders of Non-statutory options. The Federal income tax treatment for the type of options is as follows:

Non-statutory Options

In general, taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will generally recognize ordinary compensation income in the year in which the option is exercised equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income. In order to make a Section 83(b) election the optionee must file an election with the IRS within thirty (30) days of the receipt of the shares. Optionees should consult their own tax advisors regarding the advisability of making a section 83(b) election with respect to any shares received upon exercise of any options.

If the shares acquired upon exercise of a non-statutory option are subject to a substantial risk of forfeiture (such as any rights upon the optionee’s cessation of service prior to vesting in those shares), then the optionee will not recognize any taxable income at the time the option is exercised for such unvested shares but will have to report as ordinary income as the shares vest, an amount equal to the fair market value of the shares on the vesting date less the exercise price paid for the shares. Shares are subject to a “substantial risk of forfeiture” if the right to the shares is conditioned on the future performance of services by any person or the occurrence of a condition related to the transfer and the possibility of forfeiture is substantial if the condition is not satisfied. The optionee may, however, elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year of exercise an amount equal to the amount by which the fair market value of the purchased shares on the date of exercise (determined as if the unvested shares were not subject to any repurchase rights) exceeds the exercise price paid for those shares. If the Section 83(b) election is made, the optionee will not recognize any additional income as and when the shares vest.

The amount and character (whether capital gain or ordinary compensation income, and whether long-term or short-term) of any gain or loss realized on a subsequent disposition of shares by the optionee generally will depend on, among other things, whether such disposition occurs before or after such stock vests, whether an election under Section 83(b) with respect to such shares had been made, and the length of time such shares were held by the optionee. Optionees should consult their own tax advisors as to the amount and character of any income, gain or loss that they would recognize on any subsequent disposition of options.

The Company generally should be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee in connection with the exercise of the non-statutory option. The deduction will in general be allowed for the taxable year of the Company in which such ordinary income is recognized by the optionee. The Company may not, however, deduct portions of salary, bonus and other cash and non-cash compensation in excess of $1 million paid to any covered executives under Section 162(m) of the Internal Revenue Code unless that compensation qualifies for an exception under Section 162(m).

Because the amount of ordinary compensation income a participant recognizes with respect to the receipt or exercise of any options received under the 1999 Plan may be subject to applicable withholding of federal, state and local income taxes and social security taxes, the Company requires the participant to pay the amount required to be withheld by the Company before delivering to the participant any shares purchased under the 1999 Plan. Arrangements for payment include deducting the amount of any withholding or other tax due from other compensation, including salary or bonus, otherwise payable to the participant.

Accounting Treatment

Under current accounting rules, option grants under the 1999 Plan with an exercise price equal to the fair market value of the shares on the grant date will not result in a direct compensation expense to our earnings. However, the fair value of those options is required to be disclosed in the notes to our financial statements, and we must also disclose, in pro-forma statements to our financial statements, the impact those options would have upon our reported earnings were the fair value of those options at the time of grant treated as compensation expense. In addition, the number of outstanding options may be a factor in determining our earnings per share on a fully diluted basis.

In March 2000, the Financial Accounting Standards Board issued Interpretation No. 44 to APB Opinion No. 25, which governs the accounting treatment applicable to equity incentive plans. Under the Interpretation, option grants made to independent consultants (but not Non-Employee members of a company’s board of directors) after December 15, 1998 will result in a direct charge to our reported earnings based upon the fair value of the option measured initially as of the grant date of that option and then subsequently on the vesting date of each installment of the underlying option shares. Such charge will accordingly include the appreciation in the value of the option shares over the period between the grant date of the option (or, if later, the July 1, 2000 effective date of the Interpretation) and the vesting date of each installment of the option shares. In addition, any options which are repriced after December 15, 1998 will also trigger a direct charge to our reported earnings measured by the appreciation in value of the underlying shares between the grant date of the option (or, if later, the July 1, 2000 effective date of the Interpretation) and the date the option is exercised for those shares.

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“SFAS 123R”). SFAS 123R eliminates the alternative of applying the intrinsic value measurement provisions of APB Opinion No. 25 to stock compensation awards issued to employees. Rather, the new standard requires enterprises to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period). The Company has not yet quantified the effects of the adoption of SFAS 123R, but it is expected that the new standard may result in significant stock-based compensation expense.

Vote Required

The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present and entitled to vote at the Annual Meeting, assuming a quorum is present, is necessary for approval of this proposal. Broker non-votes will have no effect on the outcome of this matter, since they will be considered as represented for purposes of determining a quorum but will not be considered as entitled to vote with respect to this proposal. Abstentions will be counted as present and entitled to vote at the Annual Meeting for purposes of this proposal and will therefore effectively count as votes against the proposal.

Specific Benefits

Benefits to be received by our executive officers, directors and employees as a result of the proposed amendment of the 1999 Plan are not determinable, since the amount of stock option grants is discretionary. There were no stock options grants pursuant to the 1999 Plan in 2004.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR PROPOSAL 3

EQUITY COMPENSATION PLAN INFORMATION

In addition to the 1999 Plan, the Company maintains three other equity incentive plans under which individuals in the Company’s service may acquire shares of Common Stock:

The 1992 Employee Stock Option Plan

On June 26, 1992, the Board of Directors approved the 1992 Employee Stock Option Plan, (the “1992 Plan”). At the Company’s annual stockholders’ meeting on June 5, 2002, a majority of the stockholders of the Company present or represented and entitled to vote at the Meeting approved: (i) an increase in the number of shares reserved for issuance under the 1992 Plan by 214,286 shares; (ii) the addition of an annual share increase provision to the 1992 Plan beginning in the calendar year 2003 and continuing through calendar year 2007, and (iii) an extension of the term of the 1992 Plan to July 22, 2012. As of April 18, 2005, the Board had authorized and reserved for issuance 2,870,176 shares under the 1992 Plan. The 1992 Plan provides for the grant of incentive stock options to employees and officers and Non-statutory stock options to employees, officers, directors and consultants. Pursuant to the terms of the 1992 Plan, the exercise price of incentive stock options may not be less than one hundred percent (100%) of the fair market value of the Common Stock on the date of grant (110% of such fair market value in the case of a grant to a holder of more than ten percent (10%) of the voting power of the Company’s outstanding capital stock (a “10% stockholder”)). Furthermore, the exercise price of Non-statutory options granted pursuant to the 1992 Plan may not be less than eighty-five percent (85%) of such fair market value. Under the 1992 Plan stock options generally vest over a period of four years. The maximum term of a stock option under the 1992 Plan is ten years (or five years in the case of an incentive option granted to a 10% stockholder).

As of April 18, 2005, (i) options exercisable for 1,292,180 shares of Common Stock were outstanding under the 1992 Plan, (ii) options exercisable for 996,674 shares of Common Stock remained available for future grants, (iii) options exercisable for 5,639,819 shares of Common Stock had been issued, (iv) options for 581,320 shares of Common Stock had been exercised, and (v) options exercisable for 3,766,319 shares of Common Stock were cancelled.

The 1993 Non-employee Directors Stock Option Plan

The Directors’ Plan was initially adopted by the Board on July 22, 1993, and amended and restated on April 29, 2003. On May 28, 2003 at our annual meeting of stockholders’ a majority of the stockholders of the Company present or represented and entitled to vote at the meeting approved an increase in the number of shares authorized so that the maximum number of shares of our Common Stock that may be delivered in respect of options granted under the Directors’ Plan is 200,000 shares and extended the term of the plan to July 22, 2013. Options may be granted under the Director Plan to directors of the Company (or any parent or subsidiary corporation) who are neither employees or affiliates of the Company at the time of the grant. All option grants will have an exercise price per share equal to the fair market value per share of Common Stock on the grant date. As of April 18, 2005, (i) options exercisable for 48,460 shares of Common Stock were outstanding under the Director Plan, (ii) options exercisable for 151,540 shares of Common Stock remained available for future grants, (iii) options exercisable for 110,838 shares of Common Stock had been issued, (iv) no options for shares of Common Stock had been exercised, and (v) options exercisable for 62,378 shares of Common Stock were cancelled.

The 1993 Employee Stock Purchase Plan

On July 22, 1993, NetManage adopted the Employee Stock Purchase Plan (the “Purchase Plan”) and the Board authorized and reserved 85,714 shares of Common Stock. On June 5, 2002 at our annual meeting of stockholders’ a majority of the stockholders of the Company present or represented and entitled to vote at the meeting approved: (i) an increase in the number of shares reserved for issuance under the Purchase Plan by 214,286 shares: (ii) the addition of an annual share increase provision to the Purchase Plan beginning in the calendar year 2003 and continuing through calendar 2007, and (iii) an extension of the term of the Purchase Plan to April 30, 2012. Under the Purchase Plan, NetManage employees, subject to certain restrictions, may purchase shares of Common Stock at a price per share that is equal to 85% of the lower of the fair market value of the Common Stock on the commencement date of each offering period or the relevant purchase date. For the years ended December 31, 2004, 2003 and 2002, 75,354, 87,686 and 169,394 shares respectively, were issued under the Purchase Plan at prices ranging from $0.72 to $1.15, $0.89 to $3.99 and $3.93 to $5.00 per share, respectively.

As of April 18, 2005, NetManage stockholders had authorized a total of 1,251,962 shares for issuance under the Purchase Plan including 91,985, 87,107, 87,156 and 214,286 shares authorized for issuance in 2005, 2004, 2003, and 2002, respectively.

The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of April 18, 2005:

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))(1) (c)
Equity compensation plans adopted by the Security Holders:
1992 Plan (2)	1,292,180		$5.29		996,674	(2)
Directors’ Plan	48,460		$7.58		151,540
1993 Employee Stock Purchase Plan (3)	N/A		N/A		665,106	(3)

Aggregate total of all equity compensation plans approved by security holders	1,340,640	(4)	$5.37	(4)	1,813,320

Equity compensation plans not adopted by the Security Holders:
1999 Plan	355,180		$3.69		109,061

Aggregate total of all equity compensation plans not approved by security holder:	355,180		$3.69		109,061

(1)	Excludes shares of Common Stock issuable upon the exercise of the outstanding options, warrants and rights listed in column (a).
(2)	On June 5, 2003, the stockholders approved an automatic share increase provision to the 1992 Plan pursuant to which the share reserve under the plan shall automatically increase on the first trading day of January in each calendar year. Beginning with the 2003 calendar year through the calendar year 2007, the share reserve under the 1992 Plan shall automatically increase by an amount equal to three percent (3%) of the total number of shares of the Company’s Common Stock outstanding on the last trading day of December in the immediately preceding calendar year, subject to a maximum annual increase of 285,714 shares.
(3)	On June 5, 2003, the stockholders approved an automatic share increase provision to the Purchase Plan pursuant to which the share reserve under the plan shall automatically increase on the first trading day of January in each calendar year. Beginning with the 2003 calendar year through the calendar year 2007, the share reserve under the Purchase Plan shall automatically increase by an amount equal to one percent (1%) of the total number of shares of the Company’s Common Stock outstanding on the last trading day of December in the immediately preceding calendar year, subject to a maximum annual increase of 107,143 shares.

(4)	Does not include shares to be issued under the Company’s Purchase Plan, which has two purchase periods each year from May 1 to October 31 and from November 1 to April 30. The purchase price for shares under the Purchase Plan is the lesser of (a) 85% of the fair market value of the common shares on the first business day of the purchase period or (b) 85% of the fair market value of the common shares on the last business day of the purchase period.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our Common Stock as of April 18, 2005 by: (i) each of our Non-Employee Directors, including each Nominee; (ii) each of the Named Executive Officers, listed in the Executive Compensation Table set forth elsewhere in this proxy statement; (iii) all of our Named Executive Officers and directors as a group, and (iv) all those known to us to be the beneficial owners of more than 5% of the outstanding Common Stock. Except as otherwise indicated below, the information as to each person has been furnished by such person, and each person has sole voting power and sole investment power with respect to all shares beneficially owned by such person, except as otherwise indicated and subject to community property laws where applicable. Except as otherwise set forth below, the address of each named individual is our address as set forth herein.

	Beneficial Ownership
Beneficial Owner	Number of Shares	Percent Total(%)(1)
Zvi Alon (2)	1,636,436	17.72%
John Bosch (3)	13,524	*
Uzia Galil (4)	87,134	*
Shelley Harrison (5)	159,035	1.72
Darrell Miller (6)	10,196	*
Abraham Ostrovsky (7)	19,221	*
Michael Peckham (8)	55,737	*
Peter Havart-Simkin (9)	31,956	*
Ido Hardonag (10)	26,351	*
Ibrahim Ayat (11)	16,897	*
All Named Executive Officers and directors as a group (10 persons) (12)	2,056,487	22.27%

Other 5% Beneficial Owners

Kopp Investment Advisors, LLC (13) Kopp Holding Company Kopp Investment Advisors, Inc. LeRoy C. Kopp 7701 France Avenue South, Suite 500 Edina, Minnesota 55435	547,125	5.93%

Daniel Zeff (14) c/o Zeff Holding Company 50 California Street, Suite 1500 San Francisco, CA 94111	556,857	6.03%

*	Less than 1%.
(1)	Based on 9,233,822 shares of Common Stock outstanding as of April 18, 2005.
(2)

Includes (i) 42,352 shares owned by Mr. Alon; (ii) 5,428 shares held by the Alon Family Foundation, with respect to which Mr. Alon has voting and investment control; (iii) 696,801 shares held by the Alon Family

Trust, with respect to which Mr. Alon has voting and investment control; (iv) 653,799 shares held by the Elyad, LLC, representing 7.08% of the outstanding Common Shares, with respect to which Mr. Alon has voting rights, and (v) 238,056 shares issuable upon exercise of options that are exercisable within 60 days of April 18, 2005.

(3)	Includes 143 shares held by Mr. Bosch’s spouse. Mr. Bosch disclaims beneficial ownership of these shares. Also includes 13,381 shares issuable upon exercise of options that are exercisable within 60 days of April 18, 2005.
(4)	Includes 71,429 shares owned by Uzia and Ella Galil. Also includes 15,705 shares issuable upon exercise of options that are exercisable within 60 days of April 18, 2005.
(5)	Includes 159,035 shares issuable upon exercise of options that are exercisable within 60 days of April 18, 2005.
(6)	Includes 10,196 shares issuable upon exercise of options that are exercisable within 60 days of April 18, 2005.
(7)	Includes 12,078 shares issuable upon exercise of options that are exercisable within 60 days of April 18, 2005.
(8)	Includes 49,880 shares issuable upon exercise of options that are exercisable within 60 days of April 18, 2005.
(9)	Includes 31,956 shares issuable upon exercise of options that are exercisable within 60 days of April 18, 2005.
(10)	Includes 24,603 shares issuable upon exercise of options that are exercisable within 60 days of April 18, 2005.
(11)	Includes 11,972 shares issuable upon exercise of options that are exercisable within 60 days of April 18, 2005.
(12)	Includes 566,862 shares issuable upon exercise of options that are exercisable within 60 days of April 18, 2005.
(13)	Information based on an amended Schedule 13G/A filed with the SEC on January 25, 2005 by Kopp Investment Advisors, LLC, Kopp Holding Company, LLC, Kopp Holding Company and LeRoy C. Kopp. Kopp Investment Advisors, LLC reports sole voting power over 145,786 shares, no sole dispositive power over any shares, shared dispositive power through the exercise of investment discretion over 164,841 shares and beneficial ownership of 279,126 shares, each of Kopp Holding Company, LLC and Kopp Holding Company reports no sole voting power or shared dispositive power over any shares and beneficial ownership of 279,126 shares, and Mr. Kopp reports sole voting power over 382,284 shares and sole dispositive power over 382,284 shares and beneficial ownership of 547,125 shares. Kopp Investment Advisors, LLC is wholly-owned by Kopp Holding Company, LLC which is controlled by Mr. Kopp through Kopp Holding Company.
(14)	Based upon Schedule 13G/A filed with the SEC on January 20, 2005 Daniel Zeff beneficially owns 556,857 shares.

Compliance with the Reporting Requirements of Section 16(a)

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who beneficially own more than 10% of a registered class of our equity securities file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock and other equity securities. Officers, directors and greater than 10% beneficial owners are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required during the year ended December 31, 2004, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than 10% beneficial owners were complied with, except that one report, covering an aggregate of one transaction, was filed late by Mr. Hardonag.

EX ECUTIVE COMPENSATION AND OTHER MATTERS

Compensation Committee Interlocks and Insider Participation

During our last fiscal year, Messrs. John Bosch, Uzia Galil and Abraham Ostrovsky served on our Compensation Committee. Each of Zvi Alon, our President, Chief Executive Officer and the Chairman of the Board of Directors, and Uzia Galil, a director and Nominee, participated in the deliberations of the Compensation Committee during 2004 concerning executive officer compensation. Mr. Galil abstained from voting on Mr. Alon’s compensation since he is the former father-in-law of Mr. Alon, and although Mr. Alon attends meetings of the Committee, he does not participate in deliberations that relate to his own compensation.

Executive Compensation

The following table sets forth all compensation awarded, earned or paid for services rendered in all capacities to us and our subsidiaries during each of 2004, 2003 and 2002 to our Chief Executive Officer and certain other executive officers (collectively, the “Named Executive Officers”). This information includes the dollar values of base salaries, bonus awards, the number of stock options granted, and certain other compensation, whether paid or deferred.

Executive Compensation Table

	Annual Compensation								Long- Term Awards	Compensation Payouts
Name and Principal Position	Year	Salary			Bonus		Other annual Compensation (1)		Restricted Stock Awards	Securities Underlying Stock Options		Long Term Incentive Plan	All Other Compensation (6)
Zvi Alon Chairman of the Board, President and Chief Executive Officer	2004 2003 2002	$ $ $	441,000 420,000 420,000		$ $	66,150 63,000 —	$ $ $	2,287 2,180 2,180	— — —	114,786 286,964 47,143	(2)	— — —	$	— 8,207 —

Michael Peckham Senior Vice President, Finance and Chief Financial Officer	2004 2003 2002	$ $ $	240,000 231,000 231,000		$ $	30,875 28,875 —	$ $ $	1,183 1,137 1,137	— — —	25,296 63,239 7,143	(3)	— — —	$	— 7,899 —

Peter Havart-Simkin Senior Vice President, Worldwide Strategic Development	2004 2003 2002	$ $ $	215,000 215,000 215,000		$ $	26,875 26,875 —	$ $ $	1,049 1,049 1,016	— — —	8,850 39,485 7,143	(4)	— — —	$ $	— 7,777 9,644

Ido Hardonag Senior Vice President, Worldwide Engineering (7)	2004 2003 2002	$ $ $	175,234 150,171 31,049		$ $	21,935 18,771 —	$ $ $	45,520 39,208 8,518	— — —	17,576 13,941 30,000		— — —	$ $ -$	15,256 12,769 1426

Ibrahim Ayat Vice President, North America Sales (8)	2004 2003 2002	$ $	286,003 45,000 —	(5)		$10,000 — —	$ $	372 93 —	— — —	12,216 30,540 —		— — —		— — —

(1)	Represents Group Term Life and other social benefits.
(2)	Includes 244,786 replacement options granted on December 16, 2003 at $4.78 per share pursuant to a voluntary stock option exchange program announced on May 16, 2003.
(3)	Includes 45,239 replacement options granted on December 16, 2003 at $4.78 per share pursuant to a voluntary stock option exchange program announced on May 16, 2003.
(4)	Includes 21,485 replacement options granted on December 16, 2003 at $4.78 per share pursuant to a voluntary stock option exchange program announced on May 16, 2003.
(5)	Includes sales commissions of $106,003.
(6)	Includes money reimbursed for Company sponsored travel or car allowance.
(7)	Mr. Hardonag re-joined the Company in October 2002.
(8)	Mr. Ayat joined the Company in October 2003.

Set forth below is biographical information for each of the Named Executive Officers, listed in the Executive Compensation Table.

Zvi Alon is the founder of NetManage, Inc. and has served as our Chairman of the Board, President and Chief Executive Officer since our formation in 1990. From 1986 to 1989, Mr. Alon was the President of Halley Systems, a manufacturer of networking equipment including bridges and routers. He also has served as Manager, Standard Product Line at Sytek, Inc., a networking company, and Manager of the Strategic Business Group for Architecture, Graphics and Data Communications at Intel Corporation, a semiconductor manufacturer. Mr. Alon received a B.S. degree in electrical engineering from the Technion-Israel Institute of Technology in Haifa, Israel. Mr. Alon is the former son-in-law of Mr. Uzia Galil, a director of the Company.

Michael R. Peckham joined us in November 1999 as Senior Vice President, Finance, Chief Financial Officer, and Secretary. From February 1993 until November 1999, Mr. Peckham was Vice President, Finance and Administration for Simware Inc., an international software development company. Prior to that, he served as Chief Financial Officer for NORR Partnership Limited, architects and engineers from June 1987 to February 1993. Mr. Peckham holds a Bachelor of Commerce (Honors Degree) from the University of Ottawa in Ottawa, Canada. Mr. Peckham is also a Chartered Accountant in the Province of Ontario, Canada.

Peter R. Havart-Simkin joined us in August 1998 as Senior Vice President, Marketing. In November 1999, he was appointed as Senior Vice President, Worldwide Strategic Development. Mr. Havart-Simkin came to NetManage through our acquisition of FTP Software where he had served as Chief Technology Officer since July 1996. Prior to joining FTP, Mr. Havart-Simkin served with Firefox as Vice President and Chief Technical Officer from January 1994 to July 1996, when Firefox was acquired by FTP, and as Vice President of Marketing and Product Strategy from August 1989 until January 1994. As the original founder of Firefox, Mr. Havart-Simkin also served as a director of Firefox from August 1989 to February 1995. Mr. Havart-Simkin studied physics and mathematics at Windsor College in the United Kingdom. Mr. Havart-Simkin is also a Fellow of the Institute of Sales and Marketing Management (FInstFMM) and a registered Consultant in Information Technology (CIT).

Ido Hardonag re-joined us in October 2002 as Senior Vice President, Worldwide Engineering. Mr. Hardonag is responsible for worldwide engineering and research and development for the Company’s current and future product lines and was previously employed by NetManage from July 1992 to January 2000 in several engineering management positions, the most recent as Vice President, Research and Development. Prior to re-joining the Company, Mr. Hardonag served as an independent consultant, between October 2001 to September 2002, providing consulting services to a number of companies. Prior to that Mr. Hardonag was with TeleKnowledge Group, a start-up company in Israel where he served as Vice President, Research and Development from January 2000 to September 2001. He was responsible for core product development, new product releases and customer-related projects for its Total e-billing product. Mr. Hardonag received a B.S. in computer science from Tel-Aviv University in Tel-Aviv, Israel and a M.S. in computer science from the University of Southern California.

Ibrahim (Abe) Ayat joined the Company in October 2003. Prior to joining us, Mr. Ayat worked as a consultant from October 2002 to October 2003 specializing in the area of mergers and acquisitions. Mr. Ayat served as Vice President, Americas Field Operations with ON Technology Corporation, a company specializing in enterprise infrastructure and asset management software, from June 2001 to September 2002. From January 2001 to June 2001, Mr. Ayat worked as an independent consultant. From July 1995 to January 2001, Mr. Ayat served as vice president of North American Field Services and Sales Support with Novadigm, Inc., a software company that provides IT infrastructure and management solutions for the enterprise. Mr. Ayat held various sales and management positions at OpenVision Technologies, Inc. and Ingres Corporation, prior to joining Novadigm. Mr. Ayat holds a B.S. degree in Computer Science from the University of San Francisco, California.

Option Grants in Last Fiscal Year

The following table sets forth certain information with respect to stock options granted to the Named Executive Officers in 2004. Except as otherwise indicated below, all options were granted under the 1992 Stock Option Plan, and the exercise price of the options was set at the fair market value as of the date of grant.

Individual Grants

	Number of Securities Underlying Options Granted (1)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Share)(2)(3)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term (4)
Name					5%	10%
Zvi Alon	114,786	26.56%	$5.27	9/30/2014	$380,301	$963,681
Michael Peckham	25,296	5.85%	$5.27	9/30/2014	$83,809	$212,371
Peter Havart-Simkin	8,850	2.05%	$5.27	9/30/2014	$29,321	$74,300
Ido Hardonag	17,576	4.07%	$5.27	9/30/2014	$58,232	$147,559
Ibrahim Ayat	12,216	2.83%	$5.27	9/30/2014	$40,473	$102,559

(1)	Options granted pursuant to the 1992 Plan and shall become exercisable in installments over a period of four years from the date of grant. Twenty-five percent (25%) of the shares shall vest on the first anniversary of the date of grant and one forty-eighth (1/48) of the shares shall vest each month thereafter.
(2)	All options were granted at an exercise price equal to the fair market value of the Common Stock on the date of grant.
(3)	The Board of Directors may reprice options pursuant to certain standard adjustment provisions under the 1992 Plan.
(4)	Potential realizable value are: (i) net of exercise price before taxes: (ii) based on the assumption that the Common Stock of the Company appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the ten-year option terms, and (iii) based on the assumption that the option is exercised at the exercise price and sold on the last day of the term at the appreciated price. These numbers present hypothetical future values that might be realized on exercise of options. These numbers are calculated based on the requirements promulgated by the SEC and do not reflect our assessment of future stock price growth.

Option Exercises and Year-End Option Values

The following table sets forth certain information concerning the exercise of stock options by Named Executive Officers during 2004 and the number and value of unexercised options held by the Named Executive Officers as of December 31, 2004. No stock appreciation rights were held at the end of such year by any Named Executive Officer. The values set forth below have not been, and may never be, realized and are based on the positive spread between the respective exercise prices of outstanding stock options and the closing price of the Common Stock on April 18, 2005 of $5.79, as reported on the NASDAQ National Market.

Aggregated Option Exercises in 2004 and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year-End	Value of Unexercised In-the-Money Options at Fiscal Year-End
			Exercisable/Unexercisable	Exercisable/Unexercisable
Zvi Alon			219,239/182,511	$107,427/$33,185
Michael Peckham	—	—	45,695/42,840	$22,391/$8,597
Peter Havart-Simkin	—	—	28,812/24,286	$12,998/$6,904
Ido Hardonag	—	—	19,111/42,406	$67,646/$65,785
Ibrahim Ayat	—	—	8,155/34,601	$1,153/$3,312

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

ON EXECUTIVE COMPENSATION

Compensation Philosophy

Our primary goal is to align compensation with our business objectives and performance. Our aim is to attract, retain and reward executive officers and other key employees who contribute to our long-term success and to motivate those individuals to enhance long-term stockholder value. To establish this relationship between executive compensation and the creation of stockholder value, the Compensation Committee has adopted a total compensation package comprised of base salary, bonus and stock option awards. Key elements of this compensation package are:

•	We pay competitively with leading software and high technology companies with which we compete for employees and other service providers;

•	We maintain annual incentive opportunities sufficient to provide motivation to achieve specific operating goals and to generate rewards that bring total compensation to competitive levels, and

•	We provide significant equity-based incentives for executives and other key employees to ensure that these individuals are motivated over the long term to respond to our business challenges and opportunities as owners and not just as employees.

Executive Officer Salaries

With respect to the executive officers hired in 2004, salary, potential bonus and stock option grants were determined on the basis of negotiations between us and each officer with due regard to the officer’s experience, prevailing market conditions and internal equity. Similarly, we negotiated with the former executive officers at the time of such officer’s hiring and reached a level of compensation that we believed was reasonably required to obtain the services of such officer.

Annual Incentive Compensation

Historically, a substantial portion of the cash compensation paid to our executive officers, including the Chief Executive Officer, has been in the form of discretionary cash bonuses payable on a quarterly basis. The

Compensation Committee believes that the bonus compensation of the Chief Executive Officer and our other executive officers should be expressly linked to our performance. Consistent with this philosophy, a designated portion of the bonus compensation is contingent primarily upon achieving a sufficient level of corporate profitability and the Company’s overall financial performance. Bonus payments are based on a target bonus pool established at the beginning of the year for each officer.

In reviewing 2004 discretionary bonuses, the Compensation Committee determined that the Company’s goals for the third quarter of 2004 were attained and, accordingly, awarded discretionary bonuses, which were paid in the fourth quarter of 2004.

Long-Term Incentives

To date, long-term incentives have consisted solely of grants of options to purchase our Common Stock. Generally, the Compensation Committee makes stock option grants annually to certain of our executive officers. Each grant is designed to align the interests of the executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each grant allows the officer to acquire shares of our Common Stock at a fixed price per share (the fair market value on the grant date) over a specified period of time (up to ten years). Each option generally becomes exercisable in a series of installments over a four-year period, contingent upon the officer’s continued employment with us. Accordingly, the option will provide a return to the executive officer only if he remains employed by us during the vesting period, and then only if the fair market value of the underlying shares appreciates over the option term.

The size of the option grant to each executive officer is set by the Compensation Committee at a level that is intended to create a meaningful opportunity for stock ownership based upon the individual’s current position with us, the individual’s personal performance in recent periods, and his or her potential for future responsibility and promotion over the option term. The Compensation Committee also takes into account the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual, the relevant weight given to each of these factors varies from individual to individual. The Compensation Committee has established certain guidelines with respect to the option grants made to the executive officers, but has the flexibility to make adjustments to those guidelines at its discretion.

Our primary long-term incentive program presently consists of the 1992 Plan, the 1999 Plan and the Purchase Plan. Options granted under the 1992 Plan generally vest over four years beginning on the date of hire of the optionee. These options are subject to a 25% cliff-vesting period that matures on the one-year anniversary of the grant date after which they are subject to monthly vesting to encourage key employees to continue in our employ. Through option grants, executives receive significant equity incentives to build long-term stockholder value. The exercise price of options granted under the 1992 Plan is generally 100% of the fair market value of our Common Stock on the date of grant. The 1999 Plan provides for the grant of non-qualified stock options for employees of the Company (or any parent or subsidiary corporation). Options granted under the 1999 Plan generally vest over four years beginning on the date of grant of the option. These options are subject to a 25% cliff-vesting period that matures on the one-year anniversary of the grant date after which they are subject to monthly vesting. Under the Purchase Plan, NetManage employees, subject to certain restrictions, may purchase shares of Common Stock at a price per share that is equal to 85% of the lower of the fair market value of the Common Stock on the commencement date of each offering period or the relevant purchase date.

Company Performance and Chief Executive Officer Compensation

The 2004 salary and potential bonus of Mr. Alon, our Chief Executive Officer were established by the Compensation Committee in light of Mr. Alon’s responsibilities as President and Chief Executive Officer, on the basis of the salary received by him in 2003 and 2004 and our overall 2004 performance. Mr. Alon’s annual salary for 2004 was $441,000, and his target bonus was $264,600. The Committee determined that Mr. Alon’s salary and bonus are necessary to maintain Mr. Alon’s compensation at a competitive level in the industry. The Committee then reviewed Mr. Alon’s performance during fiscal year 2004, taking into account the Company’s overall financial performance, Mr. Alon’s specific business achievements over the last year and progress that had been made with respect to certain Company initiatives. The Compensation Committee determined that our goals were attained in the third quarter of 2004, and, accordingly, awarded discretionary bonuses to executive staff. As a result, Mr. Alon received a bonus of $66,150 for the fiscal year 2004.

Certain Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, precludes a public corporation from taking a tax deduction for individual compensation in excess of $1 million for its chief executive officer or any of its four other highest-paid officers. This limitation applies to all compensation paid to the covered executive officers, which is not considered to be performance-based. The Compensation Committee considers the implications of this deduction limitation as one of many factors when setting compensation policy and making individual compensation determinations. The 1992 Plan contains provisions that permit certain grants to be made that would qualify for the performance-based exception. However, not all grants issued under the 1992 Plan qualify for this exception. The Compensation Committee does not expect that the Company would be denied a deduction under Section 162(m) for compensation paid during 2004; however, it is possible that in 2005 or some future year, a portion of the compensation deemed paid to a Company executive based on the exercise of one or more options will not be deductible under Code Section 162(m).

Submitted by the Compensation Committee of the Board of Directors:

John Bosch

Uzia Galil

Abraham Ostrovsky

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to our audited financial statements for the fiscal year ended December 31, 2004, included in our Annual Report on Form 10-K for that year.

The Audit Committee has reviewed and discussed NetManage’s audited financial statements with our management. The Audit Committee has discussed with NetManage’s independent accountants, Deloitte & Touche LLP, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380) as amended, which includes, among other items, matters related to the conduct of the audit of NetManage’s financial statements.

The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”) as amended, and has discussed with Deloitte & Touche LLP the independence of Deloitte & Touche LLP from NetManage.

Management is responsible for our financial reporting process including its system of internal control, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. Deloitte & Touche LLP, our independent accountants, is responsible for auditing those financial statements. The Audit Committee’s responsibility is to monitor and review these processes. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. The members of the Audit Committee are not our employees and may not be, and may not represent themselves to be or to serve as, accountants or accountants by profession or experts in the fields of accounting or auditing. Therefore, the Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent accountants included in their report on NetManage’s financial statements. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent accountants do not assure that our financial statements are presented in accordance with generally accepted accounting principles, that the audit of our financial statements has been carried out in accordance with generally accepted auditing standards or that our independent accountants are in fact “independent”.

Based on the review and discussions referred to above in this report, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors:

John Bosch

Darrell Miller

Abraham Ostrovsky

PERFORMANCE GRAPH

The following graph shows the total stockholder return of an investment of $100 in cash on December 31, 1999 for; (i) the Company’s Common Stock; (ii) the NASDAQ Stock Market (U.S.); and (iii) the RDG Software Composite Index. All values assume reinvestment of the full amount of all dividends and are calculated as of December 31st of each year:

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT

AND CHANGE OF CONTROL ARRANGEMENTS

We have no employment contracts or change of control agreements with any of our Named Executive Officers, however, the Company entered into a non-compete arrangement with David Richards, Vice President and General Manager, Librados Product Line as part of the Stock Purchase Agreement dated September 22, 2004, in connection with the acquisition of Librados, Inc. We have filed a copy of the Stock Purchase Agreement dated September 22, 2004, with the SEC with our Form 10-Q filed November 12, 2004, for the period ended September 30, 2004.

Currently, in the event a change in control of the Company occurs, each outstanding option issued pursuant to: (i) the 1992 Plan; (ii) the 1999 Plan, or (iii) Directors’ Plan will automatically accelerate in full, subject to the limitations as stated below. All options granted under the 1992 Plan prior to its April 25, 2003 restatement will accelerate in full upon a change in control. In the event of a change in control, each outstanding option under the 1992 Plan as amended and restated will automatically accelerate in full, unless; (i) the option is assumed by the successor corporation or otherwise continued in effect, or (ii) the option is replaced with a cash incentive program which preserves the spread existing on the unvested option shares (the excess of the fair market value of those shares over the option exercise price payable for such shares) and provides for subsequent payout in accordance with the same vesting schedule in effect for those option shares. In addition, all unvested shares outstanding under the 1992 Plan will immediately vest, except to the extent that our repurchase rights with respect to those shares are to be assigned to the successor corporation or otherwise continued in effect. The Board or Option Committee will have complete discretion to grant one or more options which will become exercisable for all the option shares in the event the optionee’s service with us or the successor entity is terminated (actually or constructively) within a designated period following a change in control transaction in which those options are assumed or otherwise continued in effect.

The Board or Option Committee will have the discretion to structure one or more option grants under the 1992 Plan so that those options will vest immediately upon a change in control, whether or not the options are to be assumed or otherwise continued in effect.

All options granted under the 1999 Plan as amended and restated, will automatically accelerate in full and will be exercisable for a period of at least 10 days prior to the closing in the event of: (i) a merger or consolidation in which the Company is not the surviving corporation; (ii) a reverse merger in which the Company is the surviving corporation but the shares of the Company’s Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or (iii) any other capital reorganization in which more than fifty percent (50%) of the shares of the Company entitled to vote are exchanged. Such options shall be terminated if not exercised prior to the closing of such transaction; provided, however, that in no event shall any such accelerated vesting or termination of the options occur in connection with a transaction effected solely for the purpose of changing the situs of the Company’s incorporation (e.g. from Delaware to California).

All options granted under the 1993 Directors Plan, as amended and restated, will automatically accelerate in full in the event of: (i) a merger or consolidation in which the Company is not the surviving corporation; (ii) a reverse merger in which the Company is the surviving corporation but the shares of the Company’s Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or (iii) any other capital reorganization in which more than fifty percent (50%) of the shares of the Company entitled to vote are exchanged at the time during which such option may be exercised shall be accelerated and the options terminated if not exercised prior to such event. In the event of a dissolution or liquidation of the Company, any outstanding options shall terminate if not exercised prior to such event.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have entered into indemnification agreements with certain officers and directors which provide, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings to which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of ours, and otherwise to the full extent permitted under Delaware law and our Bylaws.

On May 28, 2003, the Company entered into an independent contractor services agreement with Dr. Shelley Harrison, a director of the Company, pursuant to which Dr. Harrison will receive compensation in consideration for consultancy and advisory services he is providing the Company over a two-year period. The terms of the agreement require the Company to pay Dr. Harrison a fixed fee of $138,000 per year, and a one time grant to Dr. Harrison of an option to purchase 150,000 total shares, inclusive of 3,200 shares Dr. Harrison was eligible to receive under the 1993 Directors Plan for 2003 and 2004 and 146,800 from the 1999 Plan, at an exercise price of $1.92 per share (which represents the quoted market price of the stock at the date of grant). The option vests on a monthly basis over the two-year term of the agreement. The option expires five years from the date of issuance. The fair value of the 146,800 options from the 1999 Plan was determined using the Black-Scholes option pricing model with the following assumptions: stock price $2.95—$6.45; no dividends; risk free interest rate of 2.00%–3.27%; volatility of 49%–100%, and a contractual life of five years. The fair value of the option is subject to change over the vesting period of the option based on changes in the underlying assumptions (variable award accounting). For the year ended December 31, 2004, the Company recorded approximately $505,000 to compensation expense under this agreement compared to approximately $158,000 recorded for the year ended December 31, 2003. Total non-cash compensation expense recorded under this agreement is approximately $663,000, based on an aggregate option fair value of $682,000. In connection with his entering into the agreement, Dr. Harrison resigned from the Company’s Audit Committee effective May 28, 2003. In 2004, the Company recorded total aggregate cash and non-cash compensation of $643,000 under General and Administrative expense in the Consolidated Statements of Operations relating to this agreement with Dr. Harrison.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are NetManage stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, or contact the Company’s Secretary, Michael R. Peckham at the Company at (408) 973-7171. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Michael R. Peckham

Corporate Secretary

April 26, 2005

A copy of our Annual Report on Form 10-K for the year ended December 31, 2004, filed with the SEC on March 22, 2005, is available without charge upon written request to: Investor Relations, NetManage, Inc., 20883 Stevens Creek Boulevard, Cupertino, California 95014 or online at www.netmanage.com.

DETACH HERE

PROXY NETMANAGE, INC.

PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING TO BE HELD JUNE 15, 2005

The undersigned revokes all previous proxies, hereby constitutes and appoints Zvi Alon and Michael Peckham, and each of them singly, with full power of substitution, as proxies to vote and act at the NetManage, Inc. 2005 Annual Meeting of Stockholders to be held on June 15, 2005 at 9:00 a.m., Pacific Daylight Time, and at any and all postponements and adjournments thereof (the “Annual Meeting”), upon and with respect to the number of shares of the common stock of NetManage, Inc., $0.01 par value per share (“Common Stock”), as to which the undersigned is entitled to vote or act. The undersigned instructs such proxies, or their substitutes, to vote as designated on the reverse side, and in favor of the recommendations of management on any other matters, which may come before the Annual Meeting, all as further described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement. If no such directions are indicated, the proxies or their substitutes will have authority to vote FOR the Election of Directors, FOR Item 2, and FOR Item 3.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

SEE REVERSE

SIDE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE

SIDE

NETMANAGE, INC. C/O EQUISERVE 150 ROYALL STREET CANTON, MA 02021

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by NetManage, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to NetManage, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

NETMNG

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

NETMANAGE, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS AND FOR EACH OF THE PROPOSALS.

1. To elect two directors to serve until the Annual Meeting of Stockholders to be held in 2008 or until their successors are duly elected and qualified.

Nominees: 01) Uzia Galil and 02) Darrell Miller

For All

Withhold All

For All Except

To withhold authority to vote, mark “For All Except” and write the nominee’s name on the line below.

For Against Abstain

VOTE ON PROPOSALS

2. To ratify the appointment of Deloitte & Touche LLP as the independent accountants of NetManage, Inc. for the current fiscal year ending December 31, 2005.

3. To approve an amendment and restatement to our 1999 Non Statutory Stock Option Plan (the “1999 Plan”) to (i) increase the number of shares reserved for issuance under the 1999 Plan by 300,000 shares; and (ii) the extension of the term of the 1999 Plan to October 25, 2015.

The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and Proxy Statement dated April 26, 2005 relating to the Annual Meeting.

PLEASE MARK, DATE, SIGN AND RETURN.

Please sign exactly as your name(s) appear(s) hereon. Joint owners should each sign. If a corporation, sign in full corporate name by president or authorized officer. If a partnership, sign in partnership name by an authorized person. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. This proxy must be dated. yes no

MARK HERE FOR ADDRESS CHANGE/COMMENTS AND NOTE ON REVERSE SIDE.

Please indicate if you plan to attend this meeting

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date